Registration No.: 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA JO-JO DRUGSTORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	98-0557852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Hai Wai Hai Tongxin Mansion Floor 6 Gong Shu District,
Hangzhou City, Zhejiang Province, People’s Republic of China	310008
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2010 Equity Incentive Plan

(Full Title of the Plan)

Mr. Lei Liu

Chief Executive Officer

Hai Wai Hai Tongxin Mansion Floor 6 Gong Shu District,

Hangzhou City, Zhejiang Province,

People’s Republic of China 310008

(Name and Address of Agent for Service)

+86-571-88219579

(Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Elizabeth Fei Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 326-0199

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act: ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate
Title of Each Class of	Amount to	Price Per	Offering	Amount of
Securities to be Registered	be Registered(1)	Share(3)	Price(4)	Registration Fee
Common Stock, $.001 par value per share	2,500,000(2) shares	$0.99	$2,475,000	$270.02
Common Stock, $.001 par value per share	2,500,000(3) shares	$0.99	$2,475,000	$270.02

(1)	We have previously registered a total of 9,696,468 shares of Common Stock for issuance under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended, pursuant to Form S-8 Registration Statements Nos. 333-208212, 333-171849 and 333-217424.

(2)	Includes 2,500,000 additional shares of Common Stock issuable under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended and restated on March 5, 2020 (the “Plan”). The 2,500,000 shares increased under the Plan were approved by our shareholders at our annual shareholders meeting on March 26, 2018. Pursuant to Rule 416 of the Securities Act of 1933, the number of shares of Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(3)

Includes 2,500,000 additional shares of Common Stock issuable under our Plan. The 2,500,000 shares increased under the Plan were approved by our shareholders at our annual shareholders meeting on October 27, 2020. Pursuant to Rule 416 of the Securities Act of 1933, the number of shares of Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(4)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, upon the basis of the average of the high and low prices per share of the Registrant’s common stock as reported on the NASDAQ Capital Market on November 17, 2020, a date within five business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement (this “Registration Statement”) has been prepared by China Jo-Jo Drugstores, Inc. (the “Company,” or the “Registrant”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), solely to register: (i) an additional 2,500,000 shares of our common stock, par value $.001 per share (“Common Stock”), issuable under our 2010 Equity Incentive Plan, dated as of September 21, 2010, as amended and restated on March 5, 2020 (the “Plan”), which increase in shares was approved by our shareholders at our annual shareholders meeting on March 26, 2018; (ii) an additional 2,500,000 shares of Common Stock issuable under the Plan. The 2,500,000 shares increased under the Plan were approved by our shareholders at our annual shareholders meeting on October 27, 2020 and (iii) to incorporate by reference the Plan with the added 10-year term which sets the Plan to expire on January 14, 2030 unless terminated earlier by the Board, except with respect to Awards then outstanding.

PART I

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to eligible participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, a copy of any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) Prospectus) or other documents required to be delivered to eligible participants pursuant to Rule 428(b) are available without charge by contacting:

China Jo-Jo Drugstores, Inc.

Attention: Ming Zhao, Chief Financial Officer

Hai Wai Hai Tongxin Mansion Floor 6

Gongshu District, Hangzhou, Zhejiang Province

People’s Republic of China

frank.zhao@jojodrugstores.com

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

1)	our Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on July 10, 2020;

2)	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020, filed with the SEC on August 14, 2020 and November 13, 2020, respectively;

3)	our Current Reports on Form 8-K, filed with the SEC on June 2, 2020, June 15, 2020, June 26, 2020, October 22, 2020 and October 29, 2020 respectively;

4)	our definitive proxy statement on Schedule 14A filed with the SEC on September 14, 2020;

5)	the description of our common stock contained in the registration statement on Form 8-A, dated April 21, 2010, File No. 001-34711, and any other amendment or report filed for the purpose of updating such description; and

6)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (2) above.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be addressed to:

China Jo-Jo Drugstores, Inc.

Attention: Ming Zhao, Chief Financial Officer

Hai Wai Hai Tongxin Mansion Floor 6

 Gongshu District, Hangzhou, Zhejiang Province

 People’s Republic of China

 frank.zhao@jojodrugstores.com

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, is as follows:

(a) Subsection 1 of Section 78.7502 of the Nevada Corporation Law empowers a corporation to “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.”

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Subsection 2 of Section 78.7502 empowers a corporation to “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.”

Subsection 3 of Section 78.7502 further provides that “to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

(b) The Articles of Incorporation of the Company generally allows indemnification of officers and directors to the fullest extent allowed by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of FLANGAS LAW GROUP (regarding validity of common stock being registered).

10.1	China Jo-Jo Drugstores, Inc. Amended and Restated 2010 Equity Incentive Plan. (incorporate by reference from Annex A to the definitive Proxy Statement on Schedule 14A filed with the SEC on January 21, 2020).

10.2	Amendment No. 1 to China Jo-Jo Drugstores, Inc. Amended and Restated 2010 Equity Incentive Plan (incorporate by reference from Appendix A to the definitive Proxy Statement on Schedule 14A filed with the SEC on September 14, 2020).

23.1	Consent of FLANGAS LAW GROUP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of BDO China Shu Lun Pan Certified Accountants LLP

24.1	Power of Attorney (included in the signature page hereto).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, Zhejiang Province, People’s Republic of China on November 24, 2020.

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name: Lei Liu
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Lei Liu and Ming Zhao, or either of them, his true and lawful attorney-in-facts and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lei Liu	Chief Executive Officer and Director	November 24, 2020
Lei Liu	(Principal Executive Officer)

/s/ Ming Zhao	Chief Financial Officer	November 24, 2020
Ming Zhao	(Principal Financial Officer and Principal Accounting Officer)

*
Li Qi	Director	November 24, 2020

*
Caroline Wang	Director	November 24, 2020

*
Jiangliang He	Director	November 24, 2020

*
Genghua Gu	Director	November 24, 2020

*
Pingfan Wu	Director	November 24, 2020

*By: /s/ Lei Liu
Lei Liu Attorney-in-fact

*By: /s/ Ming Zhao
Ming Zhao Attorney-in-fact

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